EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$177,263	$197,825
Available-for-sale securities	5,912	–
Accounts receivable, net	6,682	6,665
Receivables from sales representatives	8,235	12,303
Inventory	1,192	1,108
Prepaid expenses and other current assets	22,045	15,333
Deferred tax assets	46	46

Total Current Assets	221,375	233,280

Property and equipment, net	82,215	35,352
Long term investments	100	100
Bonds held to maturity, at amortized cost	–	99
Deferred tax assets — long term	202	196
Other assets	2,476	2,781

Total Assets	$306,368	$271,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,141	$5,577
Deferred income and customers’ prepayments	92,003	78,141
Accrued liabilities	10,887	12,546
Income taxes payable	871	694

Total Current Liabilities	110,902	96,958

Deferred income and customers’ prepayments — long term	7,170	4,934
Deferred tax liability	239	283

Total Liabilities	118,311	102,175

Non-controlling interest	3,974	4,940

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 46,703,058 (2007: 46,572,092) shares issued and outstanding	467	466
Additional paid in capital	134,390	133,987
Retained earnings	47,729	28,829
Accumulated other comprehensive income	1,497	1,411

Total Shareholders’ Equity	184,083	164,693

Total Liabilities and Shareholders’ Equity	$306,368	$271,808

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$35,350	$32,270	$105,766	$91,849
Exhibitions	511	454	31,731	26,153
Miscellaneous	1,716	1,059	4,354	3,273

	$37,577	$33,783	$141,851	$121,275

Operating Expenses:
Sales (Note 2)	16,036	12,330	48,909	41,132
Event production	280	163	11,359	10,240
Community (Note 2)	5,976	5,051	21,425	17,759
General and administrative (Note 2)	11,742	10,484	35,809	31,929
Online services development (Note 2)	1,549	1,614	4,530	4,200
Amortization of software costs	50	38	147	118

Total Operating Expenses	35,633	29,680	122,179	105,378

Income from Operations	1,944	4,103	19,672	15,897

Interest and dividend income	670	1,758	2,616	4,874
Loss on investment, net	–	–	–	(1,846)
Foreign exchange gains (losses), net	(24)	(294)	(1,319)	(758)

Income before Income Taxes	2,590	5,567	20,969	18,167
Income Tax Expense	(140)	(89)	(561)	(646)

Net Income before Non-controlling Interest	2,450	5,478	20,408	17,521

Non-controlling interest	(175)	(345)	(1,508)	(1,670)

Net Income	$2,275	$5,133	$18,900	$15,851

Basic net income per common share	$0.05	$0.11	$0.40	$0.34

Diluted net income per common share	$0.05	$0.11	$0.40	$0.34

Common shares used in basic net income per common share calculations	45,519,622	45,003,417	45,473,023	44,995,281

Common shares used in diluted net income per common share calculations	45,541,869	45,161,883	45,518,566	45,118,442

Basic net income per non-vested restricted share	$0.05	$0.11	$0.40	$0.34

Diluted net income per non-vested restricted share	$0.05	$0.11	$0.40	$0.34

Non-vested restricted shares used in basic net income per non-vested restricted share calculations	1,183,450	1,568,675	1,201,784	1,561,387

Non-vested restricted shares used in diluted net income per non-vested restricted share calculations	1,964,913	1,928,573	1,929,720	1,792,537

Note : 1. Online and other media services consists of:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$23,480	$19,656	$69,514	$55,418
Print services	11,870	12,614	36,252	36,431

	$35,350	$32,270	$105,766	$91,849

Note : 2.	Non-cash compensation expenses associated with the several employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$(582)	$483	$(1,390)	$1,869
Community	14	55	194	157
General administrative	136	311	536	1,956
Online services development	53	65	178	225

	$(379)	$914	$(482)	$4,207